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Exhibit 99.1

Response at Three-Months Post WBRT Found to be Statistically Significant Predictor of Survival in Largest Ever Randomized Study of Patients With Brain Metastases

        Atlanta, October 5, 2004—For brain metastases patients undergoing whole brain radiation therapy (WBRT), radiographic response in the brain at three months is a statistically significant predictor of prolonged survival, according to study results presented today at the 46th Annual Meeting of the American Society for Therapeutic Radiation Oncology. The findings were drawn from Allos Therapeutics' completed Phase 3 clinical trial of the investigational radiation sensitizer EFAPROXYN™ (efaproxiral) in patients with brain metastases. Preliminary data from the Phase 3 study, called REACH, were first announced in April 2003. Dino B. Stea, M.D., Ph.D., Director, Radiation Oncology, Arizona Cancer Center and the study's lead enroller presented the results in abstract #2126, titled "Response at 3 Months After Whole Brain Radiation Therapy Predicts Survival in Brain Metastases Patients."

        Dr. Stea and colleagues conducted a retrospective analysis of the results from the REACH study to assess the validity of using response (complete or partial) in the brain after WBRT to predict subsequent survival in brain metastases patients. Results of the analysis indicated that response in the brain post WBRT (greater than or equal to 50% reduction in overall brain tumor size) at 90 days, as assessed by an independent central review, was a statistically significant predictor of survival compared to non-responders (HR=0.63, p=0.004). Response at one month was not found to be a statistically significant predictor of subsequent survival. Moreover, the results demonstrated a statistically significant improvement in response rate at three months for patients in the EFAPROXYN arm vs. control arm patients (28% vs. 20%, respectively; p=0.036).

        "Our findings have significant implications for the design of future studies of patients with brain metastases and good performance status," said Dr. Stea, "This study affirms the validity of using a WBRT imaging assessment at three months to predict prolonged subsequent survival in brain metastases patients."

        Results from Dr. Stea's retrospective analysis were incorporated into the study design of Allos' Phase 3, randomized, open-label, multi-center trial, called ENRICH (ENhancing Whole Brain Radiation Therapy In Patients with Breast Cancer and Hypoxic Brain Metastases), designed to compare the effect of WBRT with supplemental oxygen with or without EFAPROXYN in women with brain metastases from breast cancer. The trial, which was initiated in February 2004, incorporated Dr. Stea's suggested follow-up time points into the design.

Study Design

        The REACH study was a randomized, open label Phase 3 clinical trial designed to demonstrate the safety and efficacy of EFAPROXYN in treating patients with brain metastases and good performance status. Patients with SCLC, germ cell tumors or lymphoma were excluded. Prior brain tumor resection was allowed as long as measurable lesion(s) remained. The study enrolled 538 patients and compared the safety and efficacy of EFAPROXYN plus WBRT and supplemental oxygen (271 patients) versus WBRT and supplemental oxygen (267 patients) in patients with brain metastases. Radiographic imaging of the brain (MRI or CT) was required at baseline, 1-month post WBRT, 3-months post-WBRT and every two months therafter until progression or death. The primary endpoint of the trial was survival. Response rate in the brain was evaluated as a secondary endpoint.

About EFAPROXYN

        EFAPROXYN™ (efaproxiral) is the first synthetic small molecule designed to "sensitize" hypoxic (oxygen-deprived) areas of tumors during radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy in the treatment of cancer. By increasing tumor oxygenation at the time of treatment, EFAPROXYN™ has the potential to enhance the efficacy of standard radiation therapy. Unlike chemotherapeutics or other radiation sensitizers, EFAPROXYN™ does not have to cross the blood brain barrier or enter the tumor to be effective.

About Allos Therapeutics, Inc.

        Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company's lead clinical candidate, EFAPROXYN™, is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX (pralatrexate), a novel small molecule cytoxic injectable antifolate (DHFR inhibitor) intended to treat non-small cell lung cancer, mesothelioma and non-Hodgkin's lymphoma. For more information, please visit the company's web site at: www.allos.com.

Safe Harbor Statement

        This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to the Company's ability to adequately demonstrate the safety and efficacy of EFPROXYN for use as an adjunct to WBRT for the treatment of patients with brain metastases from breast cancer or any other solid tumor, and to obtain regulatory approval to market EFAPROXYN for this or any other indication, as well other risks and uncertainties detailed from time to time in the Company's SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2003. The company's product candidates are in various stages of development and may never be fully developed in a manner suitable for commercialization. If the company does not develop commercially successful products, its ability to generate revenue will be limited. If the company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development programs. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the company's financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. If the company is unable to generate meaningful amounts of revenue or cannot otherwise raise the necessary funds to support operations, it may not be able to continue as a going concern. The company cautions investors not to place undue reliance on the forward looking statements contained in this press release. All forward-looking statements are based on information currently available to the company on the date hereof, and the company assumes no responsibility to update such statements.

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Contact:
Jennifer Neiman
Manager, Corporate Communications
Allos Therapeutics
720-540-5227
303-518-4114 (cell)
jneiman@allos.com

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Response at Three-Months Post WBRT Found to be Statistically Significant Predictor of Survival in Largest Ever Randomized Study of Patients With Brain Metastases